Exhibit 99.1

Mawson Infrastructure Group Announces Upgrade to Exahash Targets, Financial Results for Fourth Quarter and Full Year 2021

Full Year 2021 record revenue of $43.9 Million, up 886% vs FY 2020

Full Year 2021 record gross profit of $34.0 Million, up 2,526% vs FY 2020

Full Year 2021 record non-GAAP EBITDA of $17.9 Million

Upgrade to Exahash targets – 4 Exahash by Q3 2022, 5.5 Exahash by early Q1 2023

808 Self-mined Bitcoin produced in FY 2021

New 100-megawatt facility in Pennsylvania, USA signed

100-megawatt expansion at Georgia, USA facility commenced

In early 2022, 100 megawatt hosting customer agreement executed and $20M debt facility secured with Celsius Mining LLC

First revenues from Mawson’s Hosting Co-location business

Sydney, Australia and New York City, USA — March 21st, 2022 — Mawson Infrastructure Group Inc. (NASDAQ:MIGI) (“Mawson”), a digital infrastructure provider, is pleased to announce financial highlights and financial results, for the fourth quarter and full year ended December 31, 2021.

Q4 2021 Financial and Business Highlights

●	Revenue of $19.6 million compared to $10.9 million in Q3 2021, up 79%

●	Gross profit of $16.0 million, compared to $8.4 million in Q3 2021, up 89%

●	Non-GAAP EBITDA of $10.0 million, compared to $3.3 million in Q3 2021, up 203%

●	Record 0.83 Exahash online reached on 22nd December 2021

●	Stage 2 of 100 megawatt expansion at Georgia Bitcoin mining facility ongoing

●	First Australian Bitcoin mining facility operational, in partnership with Quinbrook Infrastructure Partners

●	Purchased an additional 4,000 latest generation ASIC bitcoin miners

●	Mawson’s Luna Squares LLC hosting co-location business, utilizing the company’s Modular Data Centre (MDC) technology continues to expand

●	Mawson joins the Bitcoin Mining Council

●	Cosmos Asset Management launches ‘DIGA’ – The Cosmos Global Digital Miners Access ETF in Australia

Full Year 2021 Financial and Business Highlights

●	Full year record revenue of $43.9 million compared to $4.4 million in 2020; up 886%

●	Full year record gross profit of $34.0 million, compared to $1.3 million in 2020, up 2,526%

●	Full year record non-GAAP EBITDA of $17.9 million

●	New 100 megawatt Bitcoin mining facility in Pennsylvania, USA signed

●	Stage 2 of 100 megawatt expansion at Georgia Bitcoin mining facility commenced

●	First Australian Bitcoin mining facility operational, in partnership with Quinbrook Infrastructure Partners

●	Total available energy infrastructure capacity at Bitcoin mining facilities reaches 220 megawatts

●	Mawson’s Luna Squares LLC hosting co-location business launched

●	Mawson lists on the Nasdaq Capital Market

●	Over 33,000 new ASIC Bitcoin Miners added in FY 2021 to fleet of over 40,000 as at 31 Dec 2021

Subsequent to Quarter End

●	New 100 megawatt hosting customer co-location agreement signed with Celsius Mining LLC

●	Georgia, USA Bitcoin mining facility Stage 3 expansion approved to 230 megawatts, which could accommodate up to 7.5 Exahash of operational capacity

●	$20M debt facility executed with Celsius Mining LLC, to accelerate the rollout of our energy infrastructure capacity

●	New 12 megawatt hosting co-location agreement signed with Foundry Digital LLC

2022 Strategic Focus

●	Expand existing Bitcoin mining operations from the expected end of March online hash rate of 1.5 Exahash, to our target of 4.0 Exahash by Q3, 2022 and to our target of 5.5 Exahash by early Q1 2023

●	Expand Luna Squares LLC hosting co-location business from the current 4 megawatts online to the 116 megawatts now contracted, and beyond

●	Continue the ongoing expansion of the company’s Georgia, Pennsylvania and Australian Bitcoin Mining facilities

●	Continue to assess, and where appropriate, add more Bitcoin mining facilities to the global portfolio

●	Continue to assess, and where appropriate, add more Bitcoin miners to global operations

●	Evaluate opportunities to decrease the overall costs of Bitcoin production

●	Continue with our strong ESG focus across our business

Aerial views of Sandersville, Georgia facility expansion

James Manning, CEO and Founder of Mawson Infrastructure, said, "FY 2021 was a transformational year for our business. We significantly increased our Bitcoin self-mining operational footprint, producing a record 808 Bitcoin, increased revenue 886% to $43.9 million, increased our gross profit 2526% to $34.0 million, and posted a record $17.9 million of non-GAAP EBITDA.

We also successfully launched our Luna Squares hosting co-location business, signed a new large-scale facility in Midland, Pennsylvania and materially expanded the size of our Sandersville, Georgia Bitcoin mining facility. We also launched our first Australian facility in 2021 as well as listing on the Nasdaq late in Q3.

The Mawson team have put in a phenomenal effort these past 12 months and for that I am very grateful. We enter 2022 with a large bitcoin self-mining business, and a large scale hosting co-location business and I’m very excited for what 2022 has in store.”

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About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is a digital infrastructure provider, with multiple operations throughout the USA and Australia. Mawson’s vertically integrated model is based on a long-term strategy to promote the global transition to the new digital economy. Mawson matches sustainable energy infrastructure with next-generation mobile data centre (MDC) solutions, enabling low-cost Bitcoin production and on-demand deployment of infrastructure assets. With a strong focus on shareholder returns and an aligned board and management, Mawson Infrastructure Group is emerging as a global leader in ESG focused Bitcoin mining and digital infrastructure.

For more information, visit: www.mawsoninc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 21, 2022 and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on November 15, 2021, and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:
Brett Maas
646-536-7331
brett@haydenir.com
www.haydenir.com

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